Exhibit 16.2







November 8, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for College Bound Student Alliance, Inc. (the "Company") and, under the date of October 5, 2000, we reported on the consolidated financial statements of the Company as of and for the years ended July 31, 2000 and 1999. We have read the Company's statements included under Item 4 of its Form 8-K/A-2 dated October 2, 2001 and filed with the Securities and Exchange Commission on November 8, 2001 ("Item 4"), and we agree with such statements, except as set forth below.

(i) We are not in a position to agree or disagree with the Company's statements in the first paragraph of Item 4 that the Company did not dismiss KPMG LLP due to any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(ii) We are not in a position to agree or disagree with the Company's statements in the first paragraph of Item 4 that the change in accountants was subject to approval by the board of directors; that the change was approved by the board of directors on October 2, 2001; and that Hein + Associates LLP was appointed as independent public accountants on October 3, 2001.

(iii) We are not in a position to agree or disagree with the Company's statements in the sixth paragraph of Item 4 that Hein + Associates LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,



/s/ KPMG LLP
KPMG LLP